15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

QPC Lasers Reports 2007 Fourth Quarter and
Year End Financial Results;
Annual Revenues Grew 158%

-	Q407 Revenue Grew 119% year-over-year
-	2007 Product Revenue Increases 242% year-over-year
-	Launched Advanced Gen III Technology

SYLMAR, CA - March 17, 2008 -- QPC Lasers, Inc.  (OTCBB: QPCI) “QPC,” a world leader in the design and manufacture of high brightness, high power semiconductor lasers for the consumer electronics, industrial, defense, and medical markets, today announced its financial results for the year ended December 31, 2007. Revenues were at the high end of expectations, indicating continued growing market demand for the Company’s chip based laser technology.

2007 Financial Highlights

•	158% year-over-year revenue growth for FY2007
•	119% year-over-year revenue growth for Q407
•	$12 Million Laser TV Development and Production Order; Potential Value up to $230 Million
•	$1.75 Million in Orders to Deliver High Energy Laser Engine Prototypes for Naval Aviation Directed Energy Weapons
•	51% Gross Margin for FY2007

2007 Development & Production Highlights

•	Shipped Laser Engines at Eye-safe Wavelengths to U.S. Defense Contractors; Demonstrated Critical Technology Milestone for U.S. Army Contract
•	Launched Generation III Technology; Shipped Initial Units
•	Demonstrated New Green Laser for Multiple Display Applications
•	Introduced Ultra-500(TM) High Power Laser Offering up to 425 Watts
•	Introduced BrightLase® Seed Laser
•	Joint Production Work with Northrop Grumman (NYSE: NOC)
•	Hired VP of Manufacturing to Prepare for Ramp Up of Manufacturing Operations

Financial Discussion

“2007 marked a number of important milestones including our third consecutive year of triple digit revenue growth, the launch of our revolutionary Generation III technology and our exciting entrance into the multi-billion dollar consumer electronics market,” said Dr. Jeffrey Ungar, chairman and chief executive officer of QPC. “Production revenue was a significant contributor to our overall revenue growth, increasing 242% over last year. More specifically, we saw notable growth in the medical and consumer electronics markets, a growth trend we expect to see continue into 2008.”

“Demand for our core Gen I and Gen II product families continues to accelerate, particularly for medical laser products. In fact, we have now shipped nearly 3,500 varicose vein removal lasers, which we feel is a noteworthy validation not only for growing customer demand for our products, but for the quality and reliability of our products,” Ungar added.

15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

“As our target markets begin to truly understand the highly attractive value proposition of our Generation III technology, which offers up to a ten fold improvement in efficiency, cost, size, weight and ruggedness compared to today’s conventional laser technology, we believe that QPC’s technology will have the capacity to revolutionize the existing multibillion dollar solid state and gas laser market. Our recent entrance into the consumer electronics market is indicative of the potential impact this new advanced technology may have on our business,” Ungar concluded.

Fourth Quarter Financial Results

Total revenue for the fourth quarter of 2007 was $2.8 million, representing a 119% year-over-year increase compared to the $1.3 million reported for the fourth quarter of 2006 and a 32% sequential increase compared to $2.2 million reported in the third quarter of 2007. This increase is attributable to both increased product and government revenue. QPC released its initial Generation III products during the second half of 2007 and shipments of those products contributed to the growth in revenues. Additionally, with the announcement of its visible (green) wavelength laser demonstration, QPC entered a new market sector, the display market for consumer electronics, which contributed $1 million to our fourth quarter revenue.

Total operating expense for the fourth quarter of 2007 was $3.2 million, compared to $2.8 million reported for the fourth quarter of 2006.

Net loss for the fourth quarter of 2007 was $(1) million, or $(0.03) per share, an improvement over net loss of $(2.7) million, or $(0.09) per share, reported for the fourth quarter of 2006. The decrease in net loss is attributable to the increase in gross margins and non-cash income of $3.2 million as a result of the change in fair value of embedded derivative liabilities partially offset by higher interest expense of $2.5 million. Per share calculations are based on 38.7 million shares in 2007 versus 38.6 million shares in 2006.

Gross Margins for the fourth quarter of 2007 were 63%, a substantial improvement compared to 36% reported for the fourth quarter of 2006. The improvement in gross margins was unusually high and is primarily attributable to one time non-recurring engineering development revenues. In addition, the improvement in margins resulted in part from the growth in sales of the Gen II and Gen III products which have higher unit prices and contribute to higher margins.

Cash and cash equivalents as of December 31, 2007 were $6.4 million.

2007 Financial Results

Total revenue for 2007 was $7.9 million, representing a 158% year-over-year increase compared to the $3.1 million reported in 2006. This increase is attributable to both increased product and government revenue.

Total operating expense for 2007 was $10.7 million, an improvement compared to the $16.8 million reported for 2006. This was primarily attributable to a license termination fee of $6,000,000 incurred in 2006; no comparable charge was incurred during the year ended December 31, 2007.

15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

Net loss for 2007 was $(9.7) million, or $(0.25) per share, an improvement over net loss of $(18.7) million, or $(0.60) per share, reported for 2006. The improvement in net loss is attributable to the growth in product revenues year-over-year, a reduction in operating expenses as a result the non-recurring license termination fee that was recognized in 2006, and an increase in income due to the change in fair value of embedded derivative liabilities, partially offset by an increase in sales and marketing expenses, and an increase in interest expense and financing costs. Per share calculations are based on weighted average shares of 38.6 million shares in 2007 versus 31.3 million shares in 2006.

Gross margins for 2007 were 51%, a significant improvement over the gross margins of 25% reported in 2006. The improvement in gross margins was partially attributable to one time non-recurring engineering development revenues and to the growth in sales of the Gen II and Gen III products which have higher unit prices and contribute to higher margins.

Business Outlook

“We have added consumer electronics to our target markets which represents a multi billion dollar and growing market, ramped our sales and marketing efforts around the world and rolled out a number of higher powered additions to our product line,” noted George Lintz, co-founder and chief financial officer of QPC. “I anticipate these achievements should contribute to continued strong revenue growth in 2008 and beyond. We will continue to focus on improving our operational efficiencies while growing our top-line revenue, our customer base, and our global presence,” Lintz concluded.

Conference Call Information

A live conference call for all interested parties is scheduled for 2:00 p.m. ET (11:00 a.m. PT) today.

To listen to the live web cast, logon via the following link:

http://www.vcall.com/conferences/event.asp?ID=127017

Or, through the company’s website at www.qpclasers.com

To access the live conference call, dial 800-240-2134 (toll free) or 303-262-2131 (International) and give the company name, “QPC Lasers.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

Conference Call Replay

An instant replay of the conference call will be available over the Internet at the web address above.

A replay of the conference call will be available (starting two hours after the call) for five business days by dialing 800-405-2236 and entering the following pass code: 11110346#. International callers may access the replay by calling 303-590-3000 and entering the pass code above.

15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

Forward Looking Statements
This release and other materials released by the Company from time to time contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in the materials the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Company or the Company's management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the sections of the Company's reports filed with the Securities and Exchange Commission entitled "Risk Factors") relating to the Company's industry, the Company's operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Company's reports filed with the Securities and Exchange Commission.

About QPC Lasers, Inc.
QPC Lasers, Inc. (www.QPClasers.com) is a world leader in the development, manufacture and distribution of high-brightness, high-power semiconductor lasers for the consumer electronics, defense, homeland security, industrial, and medical markets. Founded in the year 2000, QPC is vertically integrated from epitaxy through packaging and performs all critical fabrication processes at its state-of-the-art high-technology facility in the Los Angeles suburb of Sylmar, CA. QPC is a publicly traded U.S. company (OTCBB: QPCI) and is ISO certified.

Contact QPC Lasers, Inc.
Marie Dagresto, Director of Investor Relations
investors@qpclasers.com
818-986-0000
www.QPClasers.com

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QPC LASERS, INC. and Subsidiary
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

CURRENT ASSETS	December 31, 2007	December 31, 2006
Cash	$6,431,744	$1,429,077
Accounts receivable, Commercial customers, net	2,283,425	667,908
Accounts receivable, Government contracts, net	609,874	383,935
Unbilled Revenue	194,537	42,692
Inventory	688,364	550,655
Prepaid expenses and other current assets	226,466	272,418

Total Current Assets	10,434,410	3,346,685

Capitalized Loan Fees, net of accumulated amortization	-	38,039
Property and equipment, net of accumulated depreciation of $6,051,713 at December 31, 2007 and $5,276,320 at December 31, 2006	3,359,711	3,961,796
Other assets	203,415	88,780

TOTAL ASSETS	$13,997,536	$7,435,300

LIABILITIES AND STOCKHOLDER’S DEFICIENCY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$1,737,581	$1,234,004
Embedded Derivative Liability	10,283,181	-
Current portion of long term debt	624,834	1,034,437
Total Current Liabilities	12,645,596	2,268,441

Long term debt, less current portion	11,435,133	6,398,189

Total Liabilities	24,080,729	8,666,630

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $.001 par value, 20,000,000 shares authorized, none issued	-	-
Common stock, $.001 par value, 180,000,000 shares authorized, 38,676,783 issued and outstanding at December 31, 2007 and 38,559,283 at December 31, 2006	38,677	38,559
Additional paid in capital	51,095,087	50,236,504
Accumulated deficit	(61,216,957)	(51,506,393)

Total stockholders’ deficiency	(10,083,193)	(1,231,330)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$13,997,536	$7,435,300

See Notes to Consolidated Financial Statements

QPC LASERS, INC. and Subsidiary
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended		Three Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
			(Unaudited)	(Unaudited)
REVENUE
Commercial customers	$5,113,688	$1,496,454	$2,566,260	$585,416
Government contracts	2,818,494	1,576,878	280,150	714,822
TOTAL REVENUE	7,932,182	3,073,332	2,846,410	1,300,238
COST OF SALES	3,901,588	2,291,851	1,059,456	826,714

GROSS PROFIT	4,030,594	781,481	1,786,954	473,524

OPERATING EXPENSES
Research and Development	4,509,052	4,502,132	1,390,443	1,161,360
General and Administrative	6,224,201	6,282,043	1,772,139	1,611,178
License Termination	-	6,000,000	-	-
Total operating expenses	10,733,253	16,784,175	3,162,582	2,772,538

LOSS FROM OPERATIONS	(6,702,659)	(16,002,694)	(1,375,628)	(2,299,014)
Interest Income	228,004	41,632	70,801	13,716
Interest Expense	(8,397,494)	(2,420,633)	(2,956,933)	(473,577)
Merger expense	-	(326,199)	-	-
Private placement expense	(17,740,180)	-	-	-
Change in fair value of embedded derivative	22,822,370	(68,703)	3,243,627	-
Other income	79,395	83,990	7,660	25,213

NET LOSS	$(9,710,564)	$(18,692,607)	$(1,010,473)	$(2,733,662)

LOSS PER COMMON SHARE — Basic and Diluted	$(0.25)	$(0.60)	$(0.03)	$(0.09)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, basic and diluted	38,623,679	31,306,637	38,666,866	31,459,137

See Notes to Consolidated Financial Statements